Exhibit 99.1

Blue Nile Announces Third Quarter 2011 Financial Results

Third Quarter Sales of $75.0 Million, Representing Growth of 11.2%

Third Quarter International Sales Growth of 54.8%

Earnings Per Diluted Share Total $0.13

SEATTLE, November 8, 2011 — Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its third quarter ended October 2, 2011.

Net sales increased 11.2% to $75.0 million, a record third quarter sales level. Operating income for the quarter totaled $2.9 million, representing an operating margin of 3.8% of net sales. Net income totaled $1.9 million, or $0.13 per diluted share.

Non-GAAP adjusted EBITDA for the quarter totaled $5.4 million. For the trailing twelve month period ended October 2, 2011, net cash provided by operating activities totaled $29.5 million compared to $26.2 million for the trailing twelve month period ended October 3, 2010. For the trailing twelve month period ended October 2, 2011, non-GAAP free cash flow totaled $24.5 million.

“Our record third quarter sales exceeded the high end of our guidance and was driven by solid growth in our engagement and non-engagement businesses. We also continue to experience strong growth in our international business, validating the value proposition we have for our consumers abroad. Overall, engagement sales growth at the high-end continues to perform very well, showcasing the depth of selection we have in the luxury category. Key to our strategy, we will continue to aggressively invest in our brand and business through marketing programs and additional merchandising assortments,” said Vijay Talwar, Chief Executive Officer. “During the quarter, we repurchased $30.9 million of stock, underscoring the confidence we have in the long-term potential of our business.”

Highlights

•

International sales grew 54.8% in the quarter to $14.4 million, a record level for any third quarter in Blue Nile’s history. Excluding the impact from changes in foreign exchange rates, international sales increased 46.2%.

•	Gross profit for the quarter totaled $14.8 million, an increase of 1.4% from the prior year. As a percentage of net sales, gross profit was 19.8% compared to 21.7% for the third quarter of 2010.

•

Selling, general and administrative expenses for the quarter were $12.0 million, compared to $10.4 million in the third quarter of 2010. Selling, general and administrative expenses included stock-based compensation expense of $1.6 million in the third quarter.

•	Net income per diluted share for the quarter included stock-based compensation expense of $0.08, compared to $0.07 for the third quarter of 2010.

•	At the end of the third quarter, cash and cash equivalents totaled $40.2 million.

•	During the third quarter, Blue Nile repurchased 880,300 shares of its common stock for $30.9 million.

Financial Guidance

The following forward-looking statements reflect Blue Nile’s expectations as of November 8, 2011. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.

Expectations for the fourth quarter of 2011 (Quarter Ending January 1, 2012):

•	Net sales are expected to be between $121 million and $125 million.

•	Diluted earnings per share are projected at $0.41 to $0.43.

Expectations for the full year 2011 (Year Ending January 1, 2012):

•	Net sales are expected to be between $356 million and $360 million.

•	Diluted earnings per share are projected at $0.87 to $0.89.

Forward-Looking Statements

This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 2, 2011. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended October 2, 2011, which we expect to file with the Securities and Exchange Commission on or before November 14, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call

Blue Nile will host a conference call to discuss its third quarter financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding Blue Nile’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measures

To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the “constant exchange rate basis”). Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

A reconciliation of non-GAAP adjusted EBITDA to net income is as follows (in thousands):

	Quarter ended	Quarter ended
	October 2, 2011	October 3, 2010
Net Income	$1,869	$2,772
Income tax expense	1,004	1,479
Other income, net	(13)	(13)
Depreciation and amortization	849	776
Stock-based compensation	1,671	1,581

Adjusted EBITDA	$5,380	$6,595

	Year to date ended	Year to date ended
	October 2, 2011	October 3, 2010
Net Income	$7,129	$7,963
Income tax expense	3,680	4,248
Other income, net	(177)	(145)
Depreciation and amortization	2,521	2,301
Stock-based compensation	5,153	5,279

Adjusted EBITDA	$18,306	$19,646

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	October 2, 2011	October 3, 2010
Net cash (used in) provided by operating activities	$(2,164)	$1,811
Purchases of fixed assets, including internal-use software and website development	(973)	(696)

Non-GAAP free cash flow	$(3,137)	$1,115

	Twelve months ended	Twelve months ended
	October 2, 2011	October 3, 2010
Net cash provided by operating activities	$29,468	$26,184
Purchases of fixed assets, including internal-use software and website development	(4,971)	(1,885)

Non-GAAP free cash flow	$24,497	$24,299

The following table reconciles year-over-year total company sales as well as international sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter ended October 2, 2011	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis

International Sales	54.8%	8.6%	46.2%

Quarter ended October 3, 2011	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis

International Sales	5.7%	2.3%	3.4%

About Blue Nile, Inc.

Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

Contact:

Blue Nile, Inc.

Nancy Shipp, 206.388.3626 (Investors)

nancys@bluenile.com

or

John Baird, 206.336.6805 (Media)

johnb@bluenile.com

BLUE NILE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	October 2,	January 2,
	2011	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$40,159	$113,261
Trade accounts receivable	1,930	1,405
Other accounts receivable	338	366
Inventories	23,020	20,166
Deferred income taxes	293	557
Prepaids and other current assets	1,263	1,083

Total current assets	67,003	136,838
Property and equipment, net	8,568	6,157
Intangible assets, net	267	274
Deferred income taxes	9,378	8,424
Other assets	128	118

Total assets	$85,344	$151,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,255	$90,296
Accrued liabilities	4,441	11,490
Current portion of long-term financing obligation	59	48
Current portion of deferred rent	209	86

Total current liabilities	57,964	101,920
Long-term financing obligation, less current portion	700	748
Deferred rent, less current portion	2,080	82
Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	180,810	173,143
Accumulated other comprehensive income (loss)	2	(66)
Retained earnings	70,270	63,141
Treasury stock	(226,502)	(187,177)

Total stockholders’ equity	24,600	49,061

Total liabilities and stockholders’ equity	$85,344	$151,811

BLUE NILE, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Quarter ended		Year to date ended
	October 2,	October 3,	October 2,	October 3,
	2011	2010	2011	2010

Net sales	$74,987	$67,451	$235,689	$218,110
Cost of sales	60,149	52,813	186,758	171,472

Gross profit	14,838	14,638	48,931	46,638

Selling, general and administrative expenses	11,978	10,400	38,299	34,572

Operating income	2,860	4,238	10,632	12,066

Other income (expense), net:
Interest income, net	33	10	116	22
Other (expense) income	(20)	3	61	123

Total other income (expense), net	13	13	177	145

Income before income taxes	2,873	4,251	10,809	12,211
Income tax expense	1,004	1,479	3,680	4,248

Net income	$1,869	$2,772	$7,129	$7,963

Basic net income per share	$0.13	$0.19	$0.50	$0.55

Diluted net income per share	$0.13	$0.19	$0.48	$0.53

Shares used for computation (in thousands):
Basic	13,996	14,334	14,375	14,442
Diluted	14,362	14,904	14,906	15,096

BLUE NILE, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Year to date ended
	October 2,	October 3,
	2011	2010
Operating activities:
Net income	$7,129	$7,963
Adjustments to reconcile net income to net cash usedin operating activities:
Depreciation and amortization	2,521	2,301
Loss on disposal of property and equipment	35	—
Stock-based compensation	5,243	5,369
Deferred income taxes	(690)	(1,148)
Tax benefit from exercise of stock options	579	3,615
Excess tax benefit from exercise of stock options	(367)	(190)
Changes in assets and liabilities:
Receivables	(473)	103
Inventories	(2,854)	2,226
Prepaid expenses and other assets	(190)	(214)
Accounts payable	(37,123)	(34,145)
Accrued liabilities	(7,065)	(4,756)
Deferred rent and other	2,097	(142)

Net cash used in operating activities	(31,158)	(19,018)

Investing activities:
Purchases of property and equipment	(4,731)	(1,603)
Maturity of short-term investments	—	15,000

Net cash (used in) provided by investing activities	(4,731)	13,397

Financing activities:
Repurchase of common stock	(39,325)	(25,336)
Proceeds from stock option exercises	1,724	1,682
Excess tax benefit from exercise of stock options	367	190
Principal payments under long-term financing obligation	(37)	(34)

Net cash used in financing activities	(37,271)	(23,498)

Effect of exchange rate changes on cash and cash equivalents	58	(39)

Net decrease in cash and cash equivalents	(73,102)	(29,158)

Cash and cash equivalents, beginning of period	113,261	78,149

Cash and cash equivalents, end of period	$40,159	$48,991